UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 4, 2023

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35877	46-1347456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place,

Suite 200

Annapolis, Maryland 21401

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (410) 571-9860

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On December 4, 2023, Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), through its indirect subsidiaries HAT Holdings I LLC, a Maryland limited liability company (“HAT I”), and HAT Holdings II LLC, a Maryland limited liability company (“HAT II”, and together with HAT I, the “Issuers”) issued a preliminary offering memorandum in connection with the Issuers’ offering of $500 million aggregate principal amount of Green Senior Unsecured Notes due 2027 in which the following was set forth. References herein to “we,” “our,” “us” and “our company” refer to the Company, Hannon Armstrong Sustainable Infrastructure, L.P., and any of the Company’s other subsidiaries.

Investments Overview

Our investments in climate solutions are focused on three markets:

•

Behind-the-Meter (“BTM”): distributed building or facility projects that reduce energy usage or cost through the use of solar generation and energy storage or energy efficient improvements, including heating, ventilation and air conditioning systems (“HVAC”), lighting, energy controls, roofs, windows, building shells, and/or combined heat and power systems;

•

Grid-Connected (“GC”): renewable projects that deploy cleaner energy sources, such as solar, solar-plus-storage, stand-alone-storage, and wind, to generate or shift power production where the off-taker or counterparty may be part of the wholesale electric power markets; and

•

Fuels, Transport, and Nature (“FTN”): renewable natural gas (RNG) plants, transportation fleet enhancements, and ecological restoration projects, among others, that increase resiliency or more efficiently use natural resources.

As of September 30, 2023, we had over $5 billion of transactions in our pipeline that could potentially close in the next 12 months, of which 49% are related to BTM assets, 36% are related to GC assets and 15% are related to FTN assets. We believe the Inflation Reduction Act, signed into law on August 16, 2022, incentivizes the construction of and investment in climate solutions and will result in additional investment opportunities in the markets in which we invest over the next several years, which may result in increases in our pipeline in the future. We prefer investments in which the assets use proven technology and have a long-term, creditworthy off-taker or counterparties. For BTM assets, the off-taker or counterparty may be the building owner or occupant, and our investment may be secured by the installed improvements or other real estate rights. For GC assets, the off-takers or counterparties may be utility or electric users who have entered into contractual commitments, such as power purchase agreements, to purchase power produced by a renewable energy project at a specified price with potential price escalators for a portion of the project’s estimated life. There can, however, be no assurance with regard to any specific terms of such pipeline transactions or that any or all of the transactions in our pipeline will be completed.

We have ten identified near-term investment opportunities in various stages ranging from negotiating term sheets and letters of intent to executed term sheets and letters of intent with an aggregate size of greater than $500 million and a weighted average anticipated yield of approximately 11% (collectively, the “Identified Projects”). More specifically, we have identified four such BTM investments with a weighted average anticipated yield range of approximately 10.25% to 11.75%, two such GC investments with a weighted average anticipated yield range of approximately 10.25% to 11.00%, and four such FTN investments with a weighted average anticipated yield range of approximately 10.50% to 12.00%.

An “anticipated yield” represents the yield that we calculate when evaluating potential investments and is the rate at which we discount the estimated cash flows of such investments. In calculating anticipated yields, we make the same assumptions as those used in our calculation of underwritten yield as described under the heading “Portfolio Yield” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Q3 2023 Form 10-Q”). The anticipated yield amounts shown are based on various assumptions and estimates based on our model. Assumptions and estimates may prove to be inaccurate and actual results may prove materially different and will vary between periods based on market conditions and other factors.

With respect to these investment opportunities, an assumed cost of debt of approximately 8% to 8.5% and leverage of approximately 2.0x, results in an anticipated return on equity of approximately 16% to 17%. There can, however, be no assurance with regard to any specific terms of such pipeline transactions, including our ability to close on and realize yields on our identified investment opportunities, or that any or all of the transactions in our pipeline will be completed.

As of September 30, 2023, pursuant to our strategy of holding transactions on our balance sheet, we held approximately $5.5 billion of transactions on our balance sheet, which we refer to as our “Portfolio,” an increase of approximately 28% from December 31, 2022. As of September 30, 2023, our Portfolio consisted of approximately eight asset classes, with an unlevered portfolio yield of 7.9%. Our closed transactions for the nine months ended September 30, 2023 yielded over 9% on average. We seek to manage the diversity of our Portfolio by, among other factors, project type, project operator, type of investment, type of technology, transaction size, geography, obligor and maturity. For those transactions that we choose not to hold on our balance sheet, we transfer all or a portion of the economics of the transaction, typically using securitization trusts, to institutional investors in exchange for cash and/or residual interests in the assets and in some cases, ongoing fees. As of September 30, 2023, we managed approximately $6.0 billion in assets in these securitization trusts or vehicles that are not consolidated on our balance sheet. When combined with our Portfolio, as of September 30, 2023, we manage approximately $11.5 billion of assets which we refer to as our “Managed Assets.”

The following chart illustrates our Managed Assets by asset class as of September 30, 2023.

Our Portfolio totaled approximately $5.5 billion as of September 30, 2023, and included approximately $2.7 billion of BTM assets, approximately $2.0 billion of GC assets and approximately $0.8 billion of FTN assets. Approximately 44% of our Portfolio consisted of unconsolidated equity investments in renewable energy related projects. Approximately 47% consisted of fixed-rate commercial and government receivables and debt securities, which are classified as investments on our balance sheet, approximately 4% consisted of floating-rate commercial receivables and 5% of our Portfolio was real estate leased to renewable energy projects under lease agreements. We invest in multiple sectors and technologies within the energy transition. As of September 30, 2023, our managed portfolio included over 360 energy efficient investments, 10.8 GW of GC Wind and Solar Land, 4.3 GW of GC Wind, 2.3 GW of GC Solar, 3.8 GW of BTM Solar, over 740 fleet vehicles and 5.8 MMBtu of annual renewable gas capacity.

The following chart illustrates our Portfolio by asset class as of September 30, 2023.

Our clients include leading clean energy and infrastructure companies and our strategy combines relationship-based investing with in-house portfolio management and engineering expertise to generate attractive risk adjusted fixed-rate returns from a diversified portfolio of long-term, recurring and cash flows. We focus on projects that use proven technology and that often have contractually committed agreements with an investment grade-rated off-taker or counterparties and often hold a senior or preferred position in many of our investments.

From 2014 through 2022 and from 2019 through 2022, we have experienced consistent growth in our distributable earnings per share and our dividends, respectively. As of the nine months ended September 30, 2023 and 2022, we had a distributable return on equity of 11.9% and 11.8%, respectively. As of the year ended December 31, 2022, 2021 and 2020, we had a distributable return on equity of 11.4%, 11.2% and 10.7%, respectively. Distributable return on equity is not a financial measure calculated in accordance with GAAP. It is calculated as distributable earnings for the applicable period as described under the heading “Distributable Earnings” in the Q3 2023 Form 10-Q and the 2022 Form 10-K divided by the average of our GAAP stockholders’ equity as of the last day of each of the quarters during the respective period. Our stockholders’ equity at September 30, 2020, June 30, 2020 and March 31, 2020 was (in thousands) $1,097,737, $1,067,964, and $1,036,555, respectively. Our stockholders’ equity at September 30, 2021, June 30, 2021 and March 31, 2021 was (in thousands) $1,473,385, $1,322,547, and $1,311,320, respectively. For additional stockholders’ equity amounts, see the 2022 Form 10-K and our Form 10-Qs for the quarters ended September 30, 2023, June 30, 2023 and March 31, 2023. Our average dividend coverage from 2019 through 2022 is over 2.5x.

In recent years, we have further diversified our sources of funding as compared to the period following our initial public offering. As of the nine months ended September 30, 2023, our total net debt (calculated as total debt minus cash and cash equivalents) was $3.5 billion, our total debt to total capitalization ratio was 64%, our secured debt to total debt ratio was 10% and our secured debt to total assets ratio was 6.2%. Our total debt to tangible equity ratio (calculated as the result of total liabilities minus accounts payable, accrued expenses and other divided by the result of total equity minus non-controlling interest and goodwill) was 1.8x as of the nine months ended September 30, 2023 and the year ended December 31, 2022.

We make our investments utilizing a variety of structures, including:

•	equity investments in either preferred or common structures in unconsolidated entities;

•	commercial and government receivables or securities; and

•	real estate.

Our equity investments in climate solutions projects are operated by various renewable energy companies or by joint ventures in which we participate. These transactions allow us to participate in the cash flows associated with these projects, typically on a priority basis. Our debt investments in various renewable energy or other sustainable infrastructure project companies or portfolios of projects are generally secured by the installed improvements, or other real estate rights. Our energy efficiency debt investments are usually assigned the payment stream from the project savings and other contractual rights, often using our pre-existing master purchase agreements with the ESCOs. We also own, both directly and through equity investments, land which is leased under long-term agreements to renewable energy projects where our investment returns are typically senior to most project costs, debt, and equity.

We often make investments where we hold a preferred or mezzanine position in a project company where we are subordinated to project debt and/or preferred forms of equity. Investing greater than 10% of our assets in any individual investment requires the approval of a majority of our independent directors. We may adjust the mix and duration of our assets over time in order to allow us to manage various aspects of our Portfolio, including expected risk-adjusted returns, macroeconomic conditions, liquidity, availability of adequate financing for our assets, and the maintenance of our REIT qualification during any period that we intend to so qualify and our exemption from registration as an investment company under the Investment Company Act.

We believe we have available a broad range of financing sources as part of our strategy to fund our investments. We may finance our investments through the use of cash on hand, non-recourse debt, recourse debt, convertible or exchangeable securities or equity and may also decide to finance such transactions through the use of off-balance sheet securitization or similar structures. When issuing debt, we generally provide the estimated carbon emission savings using CarbonCount®. In addition, certain of our debt issuances meet the environmental eligibility criteria for green bonds as defined by the International Capital Markets Association’s Green Bond Principles, which we believe makes our debt more attractive for many investors compared to such offerings that do not qualify under these principles.

We have a large and active pipeline of potential new opportunities that are in various stages of our underwriting process. We refer to potential opportunities as being part of our pipeline if we have determined that the project fits within our investment strategy and exhibits the appropriate risk and reward characteristics through an initial credit analysis, including a quantitative and qualitative assessment of the opportunity, as well as research on the relevant market and sponsor. Our pipeline of transactions that could potentially close in the next 12 months consists of opportunities in which we will be the lead originator as well as opportunities in which we may participate with other institutional investors.

As part of our investment process, we calculate the ratio of the estimated first year of metric tons of carbon emissions avoided by our investments divided by the capital invested to quantify the carbon impact of our investments. In this calculation, which we refer to as CarbonCount®, we use emissions factor data, expressed on a carbon dioxide equivalent basis representing the locational marginal emissions associated with a project’s location to an estimate of a project’s energy production or savings to compute an estimate of metric tons of carbon emissions avoided. Refer to Environmental Metrics described in the Q3 2023 Form 10-Q, which is incorporated by reference herein, for a discussion of the carbon emissions avoided as a result of our investments. In addition to carbon emission avoidance, we also consider other environmental attributes, such as water use reduction, stormwater remediation benefits and stream restoration benefits.

Non-GAAP Measures

Adjusted Cash Flow from Operations plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our Portfolio and necessary operating and debt service payments to assess the amount of cash we have available to fund investments and distributions. The line items from our Statement of Cash Flows that are relevant to this measure are highlighted in the graphic below. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash Flow from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, set forth below is how Adjusted Cash Flow from Operations plus Other Portfolio Collections compares to GAAP Net cash provided by operating activities.

Adjusted Cash Flow from Operations plus Other Portfolio Collections differs from GAAP Net cash provided by operating activities on our Statement of Cash Flows, in that it (A) excludes Changes in receivables held-for-sale, (B) adds cash flow from Equity method investment distributions received, Proceeds from sales of equity method investments, Principal collections from receivables, Proceeds from sales of receivables, Principal collections from investments, and Proceeds from sales of investments and securitization assets, and (C) subtracts Principal payments on non-recourse debt.

In addition, in order to calculate this measure for the 12 months ended September 30, 2023, the following methodology should be used: (1) apply the methodology set forth in the immediately preceding paragraph to our Statement of Cash Flows for the year ended December 31, 2022; (2) apply the methodology set forth in the immediately preceding paragraph to our Statement of Cash Flows for the quarter ended September 30, 2023; (3) apply the methodology set forth in the immediately preceding paragraph to our Statement of Cash Flows for the quarter ended September 30, 2022; (4) add the result obtained in clause (2) above to the result obtained in clause (1) above; and (5) subtract the result obtained in clause (3) from the result obtained in clause (4) above. This measure is not intended to demonstrate an alternative view of cash available from investment returns for dividend payment. Our Statement of Cash Flows for the year ended December 31, 2022, 2021, 2020 and 2019 is included in the graphic below. Our Statements of Cash Flows for the three months ended September 30, 2023 and September 30, 2022 are included in our Quarterly report for the quarter ended September 30, 2023 that is incorporated herein by reference. Also, Adjusted Cash Flow from Operations plus Other Portfolio Collections differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as in Equity method investments, Purchases of and investments in receivables, Purchases of real estate, Purchases of investments, Funding of escrow accounts, and excludes Withdrawal from escrow accounts, and Other.

In addition, Adjusted Cash Flow from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt.

For the years ended December 31, 2022, 2021, 2020 and 2019, our Net cash provided by operating activities was $0, $13 million, $73 million and $29 million, respectively.

The following table illustrates the calculation of Adjusted Cash Flow from Operations plus Other Portfolio Collections from our GAAP Statement of Cash Flows:

$ Millions		2022	2021	2020	2019
Cash flows from operating activities					
Net income (loss)		42	127	83	82
Adjustments to reconcile net income to net cash provided by operating activities:			0	0	0
Provision for loss on receivables		13	0	10	8
Depreciation and amortization		4	4	4	4
Amortization of financing costs		12	11	8	6
Equity-based compensation		20	17	17	14
Equity method investments		16	(95)	13	(34)
Non-cash gain on securitization		(29)	(48)	(55)	(57)
Gain (loss) on sale of receivables and investments		(0)	(1)	14	13
Changes in receivables held-for-sale	−	(63)	(22)	0	0
Loss on debt extinguishment		-	15	0	0
Changes in accounts payable and accrued expenses		18	11	8	5
Change in accrued interest on receivables and investments		(15)	(1)	(24)	(18)
Other		(18)	(6)	(3)	6
Net cash provided by operating activities	+	0	13	73	29
Cash flows from investing activities			0	0	0
Equity method investments		(128)	(402)	(886)	(152)
Equity method investment distributions received	+	110	22	99	71
Proceeds from sales of equity method investments	+	2	0	0	81
Purchases of and investments in receivables		(727)	(553)	(256)	(498)
Principal collections from receivables	+	126	149	133	58
Proceeds from sales of receivables	+	5	76	59	135
Purchases of real estate		(5)	0	0	0
Sales of real real estate	+	5			
Purchases of investments		(2)	(5)	(40)	(46)
Principal collections from investments	+	-	0	2	7
Proceeds from sales of investments and securitization assets	+	7	15	69	139
Funding of escrow accounts		-	(12)	(23)	(29)
Withdrawal from escrow accounts		-	2	8	31
Other		15	5	4	2
Net cash provided by (used in) investing activities		(592)	(703)	(832)	(201)
Cash flows from financing activities			0	0	0
Proceeds from credit facilities		100	100	126	102
Principal payments on credit facilities		(150)	(22)	(135)	(328)
Proceeds from issuance of commercial paper notes		-	50	0	0
Principal payments of commercial paper notes		(50)	0	0	0
Proceeds from issuance of non-recourse debt		33	0	16	131
Principal payments on non-recourse debt	+	(31)	(38)	(126)	(207)
Proceeds from issuance of senior unsecured notes		-	1,000	771	507
Proceeds from issuance of term loan		383			
Redemption of senior unsecured notes		-	(500)	0	0
Proceeds from issuance of convertible notes		200	0	144	0
Payments on deferred funding obligations			0	0	(19)
Net proceeds of common stock issuances		189	201	298	138
Payments of dividends and distributions		(132)	(114)	(100)	(86)
Withholdings on employee share vesting		(3)	(14)	(17)	(9)
Redemption premium paid			(14)	0	0
Payment of debt issuance costs		(12)	(18)	0	0
Other		(10)	(0)	(15)	(10)
Net cash provided by (used in) financing activities		517	631	962	219
Increase (decrease) in cash, cash equivalents, and restricted cash		(75)	(59)	204	47
Cash, cash equivalents, and restricted cash at beginning of period		251	310	107	59
Cash, cash equivalents, and restricted cash at end of period		176	251	310	107

Adjusted Cash Flow from Operations Plus Other Portfolio Collections

	$ Millions
2022	287
2021	259
2020	309
2019	314

The following table illustrates our cash flow sources and uses for the 12 months ended September 30, 2023 and the years ended December 31, 2022 and 2021:

(1)	Amounts may not sum due to rounding

Adjusted Cash Flow from Operations plus Other Portfolio Collections historically have exceeded dividends and we have reinvested the excess cash flows in our Portfolio.

We expect to amend our unsecured credit facility, dated February 7, 2022, as amended, to increase our borrowing capacity under the facility by $75 million on or about December 4, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer

Date: December 4, 2023